EXHIBIT 11

                              ATOMIC BURRITO, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                   Three Months Ended      Nine Months Ended
                                        March 31              September 30
                                    2000       1999        2000         1999
                                 ---------- ----------  -----------  ----------
BASIC EARNINGS PER SHARE:
Net income                       $(668,800) $  (45,215) $(1,060,384) $   88,595
Dividends on preferred stock       (15,500)    (10,001)     (15,500)    (13,205)
                                 ---------  ----------   ---------    ---------
Net income applicable to
    common stock                 $(684,300) $  (55,216) $(1,075,884) $   75,390
                                 =========  ==========   =========    =========

Shares used in computing basic
  earnings per share             4,482,003   3,805,917    4,425,987   3,758,897
                                 =========  ==========   ==========    =========

Basic earnings per common share  $    (.15) $   (0.015) $     (0.24) $     0.02
                                 =========  ==========   ==========   =========

DILUTED EARNINGS PER SHARE:
Net income                       $(684,300) $  (55,216) $(1,075,884) $   75,390
                                 =========  ==========   ==========   =========

Shares used in computing basic
  earnings per share                   *             *            *   3,758,897

Effect of shares issuable under
  conversion of preferred stock        *             *            *           *

Effect of shares issuable under
  common stock warrants under
  treasury stock method                *             *            *     295,588

Effect of shares issuable under
  common stock options using
  treasury stock method                *             *            *     180,840
                                 ---------  ----------   ----------  ----------

Shares used in computing diluted
  earnings per share                   *             *            *   4,235,325
                                 ---------  ----------   ----------  ==========

Diluted earnings per common
   share                         $     N/A  $      N/A   $    N/A   $      .018
                                 =========  ==========   ========   ===========


* Anti-dilutive